Exhibit 4.8

NOTICE OF RELIANCE

NATIONAL INSTRUMENT 51-102 – CONTINUOUS DISCLOSURE OBLIGATIONS

(“NI 51-102”)

To:	Ontario Securities Commission

And to:	British Columbia Securities Commission
Alberta Securities Commission
Financial and Consumer Affairs Authority of Saskatchewan
Manitoba Securities Commission
Autorité des marchés financiers (Québec)
Financial and Consumer Services Commission (New Brunswick)
Nova Scotia Securities Commission
Office of the Superintendent of Securities, Prince Edward Island
Office of the Superintendent of Securities, Newfoundland and Labrador
Office of the Superintendent of Securities, Northwest Territories
Office of the Superintendent of Securities, Nunavut
Office of the Superintendent of Securities, Yukon

Notice is given that Granite REIT Holdings Limited Partnership relies on the financial statements, management’s discussion and analysis, annual information forms, management information circulars, material change reports and statements of executive compensation (if applicable) filed by Granite Real Estate Investment Trust (“Granite REIT”) pursuant to Section 13.4 of NI 51-102 and an exemption from certain of the continuous disclosure requirements of NI 51-102 set out in a decision of the Ontario Securities Commission, as principal regulator, dated December 21, 2012.

Please refer to the continuous disclosure documents filed by Granite REIT, which are available in electronic format at www.sedar.com under the SEDAR profile for Granite REIT.

Attached to this Notice and forming part hereof is the consolidating summary financial information for the applicable period(s) required by Section 13.4 of NI 51-102.

Dated:	August 4, 2021

GRANITE REIT HOLDINGS LIMITED
PARTNERSHIP, by its general partner
GRANITE REIT INC.

Per:	(signed) “Teresa Neto”

Name: Teresa Neto
Title: Chief Financial Officer

UNAUDITED SELECTED COMBINED AND CONSOLIDATING SUMMARY FINANCIAL INFORMATION (1)

For the three and six month periods ended June 30, 2021

(in thousands of Canadian dollars)

Granite REIT Holdings Limited Partnership (“Granite LP”) is the debtor and a “credit support issuer” under senior unsecured debentures (“Debentures”) issued by it. Granite LP is wholly-owned, directly or indirectly, by Granite Real Estate Investment Trust and Granite REIT Inc. (collectively “Granite”). Granite, as “parent credit supporter”, fully and unconditionally guarantees the payment obligations of Granite LP under the Debentures. As set out in a decision dated December 21, 2012 of the Ontario Securities Commission, as principal regulator, an exemption from certain of the continuous disclosure requirements under Section 13.4 of National Instrument 51-102 (Continuous Disclosure Obligations) was granted to Granite LP. In compliance with that decision, the tables below set out certain selected summary combined or consolidating financial information for (i) the parent credit supporter (Granite on a combined basis), (ii) the credit support issuer (Granite LP consolidated), (iii) Granite’s non-guarantor subsidiaries, other than Granite LP, (iv) consolidating or combination adjustments, and (v) Granite and all of its subsidiaries on a combined and consolidated basis, in each case for the period indicated. This summary combined and consolidating financial information is unaudited and should be read in conjunction with Granite’s unaudited combined financial statements as at and for the three and six month periods ended June 30, 2021.

For the three and six month periods ended June 30, 2021:

	GRANITE (“PARENT CREDIT SUPPORTER”) (2)	GRANITE LP CONSOLIDATED (“CREDIT SUPPORT ISSUER”)	SUBSIDIARIES OF GRANITE OTHER THAN GRANITE LP (3)	CONSOLIDATING/ COMBINATION ADJUSTMENTS (4)	GRANITE COMBINED/ CONSOLIDATED

Three month period ended June 30, 2021

Revenue	–	93,963	–	–	93,963
Net income from continuing
operations attributable to owners	316,911	316,902	–	(316,902)	316,911

Net income attributable to owners	316,911	316,902	–	(316,902)	316,911

Six month period ended June 30, 2021

Revenue	–	189,905	–	–	189,905

Net income from continuing
operations attributable to owners	547,044	547,040	–	(547,040)	547,044

Net income attributable to owners	547,044	547,040	–	(547,040)	547,044

As at June 30, 2021

Total current assets	16,089	697,189	–	(14,316)	698,962

Total non-current assets	4,628,263	6,462,846	–	(4,628,263)	6,462,846

Total current liabilities	30,961	91,158	–	(14,316)	107,803

Total non-current liabilities	—	2,444,437	–	–	2,444,437

(1)	The summary financial information is prepared in accordance with International Financial Reporting Standards.
(2)	This column accounts for investments in all subsidiaries of Granite under the equity method.
(3)	There are no other subsidiaries of the parent credit supporter other than Granite LP and its consolidated subsidiaries.
(4)

This column includes the necessary amounts to eliminate the intercompany balances between Granite, Granite LP and other subsidiaries and other adjustments to arrive at the information for Granite on a combined consolidated basis.